UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Rule 13e-4)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 2)

CITRIX SYSTEMS, INC.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Shares of Common Stock, Par Value $0.001 Per Share

(Title of Class of Securities)

177376100

(CUSIP Number of Class of Securities)

(Underlying Common Stock)

David R. Friedman, Esq.

General Counsel and Senior Vice President, Human Resources

851 West Cypress Creek Road

Ft. Lauderdale, FL 33309

(954) 267-3000

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copy to:

Stuart M. Cable, Esq.

Antonio G. Gomes, Esq.

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

(617) 570-1000

CALCULATION OF FILING FEE

Transaction valuation*	Amount of filing fee**

$5,985,303.60	$183.75***

*	The “transaction valuation” set forth above is based on the Black-Scholes option valuation model, and assumes that all outstanding options eligible for tender covering an aggregate of 551,912 shares of common stock of Citrix Systems, Inc. will be amended pursuant to this offer, which may not occur.

**	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Advisory No. 5 for fiscal year 2007, equals $30.70 per $1,000,000 of transaction valuation. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee, and should not be used or relied upon for any other purpose.

***	Previously paid.

☐	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Not applicable.

Form or Registration No.:	Not applicable.

Filing party:	Not applicable.

Date filed:	Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. ☐?

Introductory Statement

This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the Securities and Exchange Commission (the “SEC”) on September 11, 2007, relating to our offer to amend outstanding “Eligible Options” (as defined in the Offer to Amend attached to the Schedule TO as Exhibit (a)(1)) held by current employees subject to taxation in the United States so that those options will not be subject to Section 409A of the Internal Revenue Code of 1986, as amended. Except as amended or supplemented hereby, all terms of the Schedule TO and the Offer to Amend and all disclosure set forth in the Schedule TO and Exhibits thereto remain unchanged.

ITEM 12.	EXHIBITS.

Exhibit (a)(23) to this Amendment is hereby filed as Exhibit (a)(23) to the Schedule TO.

(a)(1)	Offer to Amend, dated September 11, 2007.*

(a)(2)	Email Announcement of Offer to Amend, dated September 11, 2007. *

(a)(3)	Frequently Asked Questions. *

(a)(4)	Screenshot of Login Page to Offer website at https://ctxs.equitybenefits.com.*

(a)(5)	Screenshot of Welcome Page to Offer website at https://ctxs.equitybenefits.com (screenshots 1-3).*

(a)(6)	Screenshot of Election Info Page.*

(a)(7)	Screenshot of Electronic Election Form. *

(a)(8)	Screenshot of Election Amendment Review (Accept Tender). *

(a)(9)	Screenshot of Election Amendment Review (Decline Tender).*

(a)(10)	Screenshot of Agreement to Terms of Election (screenshots 1-3). *

(a)(11)	Screenshot of Print Confirmation. *

(a)(12)	Screenshot of Citrix Election Confirmation Statement. *

(a)(13)	Form of Step-by-Step Instructions for Making an Election. *

(a)(14)	Form of Election Confirmation Statement Email (Accept Tender). *

(a)(15)	Form of Election Confirmation Statement Email (Decline Tender).*

(a)(16)	Form of Email Reminder of Expiration of Citrix Stock Option Tender Offer. *

(a)(17)	Paper Election Form. *

(a)(18)	Form of Notice of Expiration of Offer, Amendment of Eligible Option and Commitment to Make Cash Payment.*

(a)(19)	Citrix Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2007 is incorporated herein by reference.

(a)(20)	Citrix Systems, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2007, filed with the SEC on September 7, 2007, is incorporated herein by reference.

(a)(21)	Citrix Systems, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2007, filed with the SEC on September 7, 2007, is incorporated herein by reference.

(a)(22)	Slide Show Presentation to Holders of Eligible Options.†

(a)(23)	Email announcement Regarding Split of Grants Not Subject to 409A.

(b)	Not applicable.

(d)(1)	Stock Option Amendment and Cash Payment Agreement.*

(d)(2)	Citrix Systems, Inc. 2005 Equity Incentive Plan is incorporated herein by reference to Exhibit 10.3 to Form 10-Q, filed with the SEC on May 6, 2005.

(d)(3)	Citrix Systems, Inc. 2005 Equity Incentive Plan Incentive Stock Option Master Agreement is incorporated herein by reference to Exhibit 10.19 to Form 10-K, filed with the SEC on September 7, 2007.

(d)(4)	Amended and Restated 2000 Stock Incentive Plan of Net6 is incorporated herein by reference to Exhibit 10.7 to Form 10-K, filed with the SEC on March 11, 2005.

(d)(5)	The Citrix Systems, Inc. Amended and Restated 1995 Stock Plan is incorporated herein by reference to Exhibit 10.1 to Form 10-K, filed with the SEC on March 12, 2004.

(d)(6)	Citrix Systems, Inc. Incentive Stock Option Master Agreement.*

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed with the Schedule TO filed with the SEC on September 11, 2007, and incorporated herein by reference.

†	Previously filed with Amendment No. 1 to the Schedule TO filed with the SEC on September 14, 2007, and incorporated herein by reference.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Schedule TO is true, complete and correct.

CITRIX SYSTEMS, INC.

By:	/s/ David R. Friedman
David R. Friedman General Counsel and Senior Vice President, Human Resources

Date: September 13, 2007

INDEX OF EXHIBITS

(a)(1)	Offer to Amend, dated September 11, 2007.*

(a)(2)	Email Announcement of Offer to Amend, dated September 11, 2007. *

(a)(3)	Frequently Asked Questions. *

(a)(4)	Screenshot of Login Page to Offer website at https://ctxs.equitybenefits.com.*

(a)(5)	Screenshot of Welcome Page to Offer website at https://ctxs.equitybenefits.com (screenshots 1-3).*

(a)(6)	Screenshot of Election Info Page.*

(a)(7)	Screenshot of Electronic Election Form. *

(a)(8)	Screenshot of Election Amendment Review (Accept Tender). *

(a)(9)	Screenshot of Election Amendment Review (Decline Tender).*

(a)(10)	Screenshot of Agreement to Terms of Election (screenshots 1-3). *

(a)(11)	Screenshot of Print Confirmation. *

(a)(12)	Screenshot of Citrix Election Confirmation Statement. *

(a)(13)	Form of Step-by-Step Instructions for Making an Election. *

(a)(14)	Form of Election Confirmation Statement Email (Accept Tender). *

(a)(15)	Form of Election Confirmation Statement Email (Decline Tender).*

(a)(16)	Form of Email Reminder of Expiration of Citrix Stock Option Tender Offer. *

(a)(17)	Paper Election Form. *

(a)(18)	Form of Notice of Expiration of Offer, Amendment of Eligible Option and Commitment to Make Cash Payment.*

(a)(19)	Citrix Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2007 is incorporated herein by reference.

(a)(20)	Citrix Systems, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2007, filed with the SEC on September 7, 2007, is incorporated herein by reference.

(a)(21)	Citrix Systems, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2007, filed with the SEC on September 7, 2007, is incorporated herein by reference.

(a)(22)	Slide Show Presentation to Holders of Eligible Options. †

(a)(23)	Email announcement Regarding Split of Grants Not Subject to 409A.

(b)	Not applicable.

(d)(1)	Stock Option Amendment and Cash Payment Agreement.*

(d)(2)	Citrix Systems, Inc. 2005 Equity Incentive Plan is incorporated herein by reference to Exhibit 10.3 to Form 10-Q, filed with the SEC on May 6, 2005.

(d)(3)	Citrix Systems, Inc. 2005 Equity Incentive Plan Incentive Stock Option Master Agreement is incorporated herein by reference to Exhibit 10.19 to Form 10-K, filed with the SEC on September 7, 2007.

(d)(4)	Amended and Restated 2000 Stock Incentive Plan of Net6 is incorporated herein by reference to Exhibit 10.7 to Form 10-K, filed with the SEC on March 11, 2005.

(d)(5)	The Citrix Systems, Inc. Amended and Restated 1995 Stock Plan is incorporated herein by reference to Exhibit 10.1 to Form 10-K, filed with the SEC on March 12, 2004.

(d)(6)	Citrix Systems, Inc. Incentive Stock Option Master Agreement.*

(g)	Not applicable.

*	Previously filed with the Schedule TO filed with the SEC on September 11, 2007, and incorporated herein by reference.

†	Previously filed with Amendment No. 1 to the Schedule TO filed with the SEC on September 14, 2007, and incorporated herein by reference.